***Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4)
Exhibit 10.1

MASTER SERVICE AGREEMENT

This Master Service Agreement (this “Agreement”) made as of February 1, 2012 and effective as of November 7, 2011 (the “Effective Date”) by and between Ventiv Commercial Services, LLC, a New Jersey limited liability company with offices at 500 Atrium Drive, Somerset, New Jersey 08873 (“Ventiv”) and Amylin Pharmaceuticals, Inc., a Delaware corporation with offices at 9360 Towne Centre Drive, San Diego, CA 92121 (“Client”). Ventiv and Client may each be referred to herein as a “Party” and collectively, the “Parties”.

RECITALS

A.     Ventiv offers a wide range of services and offerings to clients in the pharmaceutical and biotechnology arena.

B.    Client hereby engages Ventiv, and Ventiv hereby accepts such engagement, to provide various types of services pursuant to the terms hereof and each separate project order (each a “Project Order”) to be executed by the Parties. Client and Ventiv shall enter into a Project Order for each program they wish to be governed by the terms and conditions of this Agreement.

1.	Interpretation and Construction

(a)    The Parties desire for the terms and conditions set forth in this Agreement to govern the relationship between the Parties. Unless otherwise specifically set forth in a Project Order, in the event of a conflict or inconsistency between the terms and conditions set forth in this Agreement and the terms and conditions set forth in a Project Order, the terms and conditions set forth in this Agreement shall take precedence, govern and control.

(b)    The Parties hereby acknowledge that the terms set forth in this Agreement shall be incorporated by reference into each Project Order, as if fully set forth at length therein.

(c)    The Parties acknowledge that in addition to Ventiv, certain of Ventiv's Affiliates may provide certain services to Client and may directly enter into a Project Order with Client, subject to Client's prior written consent, pursuant to which such Ventiv Affiliate shall provide certain services to Client, as set forth in detail in said executed Project Order. In such event, the Project Order shall confirm that this Agreement shall govern the relationship between Client and the particular Ventiv Affiliate, and such parties agree to be bound by the terms set forth herein. Client agrees that Ventiv acts solely on its own behalf and shall not be liable, or otherwise responsible, for the acts and/or omissions of any Ventiv Affiliate under any circumstances in connection with any Project Order that is not signed by Ventiv. Further, each Ventiv Affiliate acts solely on its own behalf and shall not be liable, or otherwise responsible, for the acts and/or omissions of Ventiv or any other Ventiv Affiliate under any circumstances in connection with this Agreement or any Project Order that is not signed by that Ventiv Affiliate. As set forth above, the term Affiliate means, with respect to any entity, any other entity directly or indirectly,

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through one or more intermediaries, controlling, controlled by or under common control with such entity. As used in this definition, the term “control” (including “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, as trustee, by contract or otherwise. Should any Ventiv Affiliate become debarred, Ventiv will promptly notify Client of the debarment and such Ventiv Affiliate will no longer be permitted to provide Services under this Agreement.

2.    The Services

(a)     Client shall retain Ventiv to provide services as set forth in one or more Project Orders (hereinafter the “Services”).

(b)    Client has no obligation to Ventiv for Services under this Agreement in the absence of an executed Project Order covering such Services.

3.    Representations and Warranties of the Parties

(a)    Ventiv represents, warrants and covenants that:

(i)    it shall perform the Services in a professional, workmanlike manner and in accordance with those specifications which Ventiv and Client agree to (in writing), and any timelines agreed upon (in writing);

(ii)    it shall maintain in full force and effect all necessary licenses, permits, approvals (or waivers) and authorizations required by law to carry out its obligations under this Agreement and any Project Order;

(iii)    the execution, delivery and performance of this Agreement by Ventiv and the consummation of the transaction(s) contemplated hereby has been duly authorized by all requisite corporate action; that the Agreement constitutes the legal, valid, and binding obligation of Ventiv, enforceable in accordance with its terms (except to the extent enforcement is limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general principles of equity); and that this Agreement and performance hereunder does not violate or constitute a breach under any organizational document of Ventiv or any contract, other form of agreement, or judgment or order to which Ventiv is a party or by which it is bound;

(iv)    the personnel assigned to perform Services rendered under this Agreement and any Project Order shall be capable professionally and duly qualified to perform the Services hereunder and in each Project Order;

(v)    it is not a party to any agreement which would prevent it from fulfilling its obligations under this Agreement and that during the Term of this Agreement, it will not enter into any agreement to provide services which would in any way prevent it from performing the Services under this Agreement; and

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(vii)     the Services shall be provided in compliance with all statutes, federal and state applicable laws, ordinances, rules or regulations of any governmental or regulatory authority including (but not limited to) the OIG Compliance Program Guidance for Pharmaceutical Manufacturers, the PhRMA Code on Interactions with Healthcare Professionals, the Accreditation Council for Continuing Medical Education requirements for continuing medical education, the American Medical Association Ethical Guidelines on Gifts to Physicians from Industry, the Federal Food, Drug and Cosmetic Act (“FDCA”), the Medicare/Medicaid anti-kickback statute, the False Claims Act (“FCA”), the Prescription Drug Marketing Act (“PDMA”), the Health Insurance Portability and Accountability Act, and similar state laws, rules and regulations (collectively, “Applicable Law”).

(b)	Client represents, warrants and covenants that:

(i)    the execution, delivery and performance of this Agreement by Client and the consummation of the transaction(s) contemplated hereby has been duly authorized by all requisite corporate action; that the Agreement constitutes the legal, valid, and binding obligation of Client, enforceable in accordance with its terms (except to the extent enforcement is limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general principles of equity); and that this Agreement and performance hereunder does not violate or constitute a breach under any organizational document of Client or any contract, other form of agreement, or judgment or order to which Client is a party or by which it is bound;

(ii)    Client shall apply the degree of skill and care necessary to provide Ventiv with the information and materials necessary for Ventiv to provide the Services and deliverables that will be of high quality, proper and sufficient for the purpose contemplated, and in accordance with the standards of care and diligence regularly practiced by pharmaceutical companies contracting to receive the same or similar services.

(iii)    Client shall ensure all content (product or otherwise), materials, documentation and information provided by it to Ventiv are in compliance with all Applicable Law;

(iv)    Client's trademarks are owned by or licensed to Client and its products are either owned by Client or Client has all lawful authority necessary to market and sell such products. Client represents and warrants that its trademarks, trade names and trade dress do not infringe on any intellectual property or product marketing rights of any other person or entity. Client further represents and warrants that the promotion of any Client product by Ventiv does not infringe on any intellectual property or product marketing rights of any other person or entity;

(v)    it is not a party to any agreement which would prevent it from fulfilling its obligations under this Agreement and any Project Order and that during the Term of this Agreement and any Project Order, it will not enter into any agreement which would in any way prevent or restrict Ventiv from performing the Services under an applicable this Agreement;

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(vi)    it is solely responsible for reviewing and approving Client's product promotional materials and literature and for ensuring all such materials comply with Applicable Law; and

(vii)    in connection with its obligations and responsibilities set forth in this Agreement and a Project Order, Client and its employees and agents shall comply with Applicable Law.

4.    Ventiv Personnel/Service Providers

(a)    Ventiv and its directors, officers, employees and any persons providing services under the Agreement and any Project Order shall not be considered employees of Client for any purpose whatsoever. Persons provided by Ventiv to perform Services shall not be deemed employees of Client. Neither this Agreement nor the Services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create a partnership, agency, joint venture or employment relationship between Ventiv, its directors, officers, employees and any persons providing Services under the Agreement and Client. Client understands that Ventiv may utilize independent contractors in connection with its performance of the Services. Before allowing any independent contractor or employee to perform any part of the Services, Ventiv will enter into a binding written agreement with such independent contractor or employee that protects Client's rights and interests to at least the same degree as this Agreement, including, without limitation, Section 6 (Confidential Information) and Section 10 (Intellectual Property). Ventiv will at all times be responsible for ensuring its employees and independent contractors comply with the terms and conditions of this Agreement, and for ensuring that anyone providing the Services receives all required training.

(b)    Ventiv is, and at all times shall remain, solely responsible for the human resource and performance management functions of all Ventiv personnel provided to perform the Services. Ventiv shall be solely responsible and liable for all employment-related decisions and actions, including, but not limited to, all disciplinary, probationary and termination actions taken by it, and for the formulation, content and dissemination of all employment policies and rules (including written disciplinary, probationary and termination policies) applicable to its employees, agents and independent contractors (individually, a “Ventiv Employee” and collectively, “Ventiv Employees”). Notwithstanding the foregoing, if any Ventiv Employee becomes debarred or violates Client's compliance requirements, Ventiv shall exclude such Ventiv Employee from continued performance of Services under this Agreement.

(c)    Ventiv shall obtain and maintain worker's compensation insurance and other insurances required for Ventiv Employees performing the Services and acknowledges that Client does not, and shall not obtain or maintain such insurances, all of which shall be Ventiv's sole responsibility.

(d)    Ventiv acknowledges and agrees that Ventiv Employees are not, and are not intended to be or to be treated as, employees of Client and that no such individual is, or is

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intended to be, eligible to participate in any benefits programs or in any Client “employee benefit plans” (as defined in Section 3(3) of ERISA) (“Client's Benefits Plan”).

(e)     Except as otherwise set out in this Agreement or in a Project Order, Client shall have no responsibility to Ventiv or any Ventiv Employee for any compensation, expense reimbursements or benefits (including, without limitation, vacation and holiday remuneration, healthcare coverage or insurance, life insurance, pension, retirement or profit-sharing benefits and disability benefits), payroll-related or withholding taxes, or any governmental charges or benefits (including, without limitation, unemployment and disability insurance contributions or benefits and workers compensation contributions or benefits) that may be imposed upon or be related to the performance by Ventiv or its employees, agents or contractors of the obligations under this Agreement or any Project Order, all of which shall be the sole responsibility of Ventiv. To clarify, Client will not withhold any income tax or payroll tax of any kind on behalf of Ventiv.
(f)     Limitations. Notwithstanding anything to the contrary in this Section 4, Ventiv shall have no obligation or responsibility for any damages, liability, loss and costs, including but not limited to attorneys fees (collectively, “Liability”) to the extent such Liability is attributed exclusively to either: (i) discriminatory or intentional acts of Client, its employees or agents; or (ii) any benefits payable under any Client Benefits Plan, and any other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements that may be sponsored at any time by Client that cause, or are either alleged to cause or interpreted by any court or regulatory authority to cause, any Ventiv employee to be reclassified as an employee of Client. In the event any Liability is alleged against Ventiv or its employees which is attributable exclusively to the discriminatory or intentional acts of Client, Client shall indemnify, defend, and hold harmless Ventiv and its directors, officers and employees subject to the provisions of Section 8 below.

5.    Ventiv Compensation

(a)    In consideration of the performance of the Services, Client shall pay Ventiv the fees, costs and expenses (collectively, the “Fees”) as set forth in each Project Order. Ventiv shall bill Client monthly in advance and invoices shall be sent by Ventiv to Client on a monthly basis for the Fees for Services.

(b)    In addition to the Fees set forth in a Project Order, certain necessary and reasonable expenses will be charged to Client on a pass-through basis. These expenses will be billed to Client at actual cost incurred by Ventiv. Pass-through costs specific to a particular Service shall be set forth in the Project Order.

(c) Payments are due within thirty (30) days of Client's receipt of each applicable invoice from Ventiv.

(d)    If Client is or should become subject to a federally mandated Corporate Integrity Agreement (CIA), and Ventiv is required to provide significant extra data, training, oversight or

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certifications, this shall be considered out of the scope of services being provided pursuant to a Project Order and the Parties will negotiate an additional fee, if warranted..

(e)    In the event Client will be issuing purchase orders for payment of Ventiv invoices, Client shall issue such purchase orders in a timely manner in accordance with the terms and conditions set forth herein. The Parties understand and agree that all terms and conditions set forth in a purchase order are null and void, it being understood and agreed that this Agreement provides the terms and conditions governing the relationship between the Parties.

6.    Confidentiality
(a)     During the performance of the Services contemplated by this Agreement, each Party may learn confidential, proprietary, and/or trade secret information of the other Party (“Confidential Information”). The Party disclosing Confidential Information shall be referred to as the “Disclosing Party” and the Party receiving Confidential Information shall be referred to as the “Receiving Party.”
(b)    Confidential Information means any information, unknown to the general public, which is disclosed or created by the Disclosing Party to the Receiving Party under this Agreement. Confidential Information includes, without limitation, the terms set forth in this Agreement, technical, trade secret, commercial and financial information about either Party's (i) research or development; (ii) marketing plans or techniques, contacts or customers; (iii) organization or operations; (iv) business development plans (i.e., licensing, supply, acquisitions, divestitures or combined marketing); (v) products, licenses, trademarks, patents, other types of intellectual property or any other contractual rights or interests (including without limitation processes, procedures and business practices involving trade secrets or special know-how), (vi) pricing and financial information, and (vii) in the case of Ventiv, the names and contact information (i.e. phone number, address and e-mail address) of the Ventiv Employees. The Receiving Party shall neither use nor disclose Confidential Information received from the Disclosing Party for any purpose other than as specifically allowed by this Agreement.
(c)    Upon the expiration or termination of this Agreement, the Receiving Party shall return to the Disclosing Party all tangible forms of Confidential Information, including any and all copies and/or derivatives of Confidential Information made by either Party or their employees as well as any writings, drawings, specifications, manuals or other printed or electronically stored material based on or derived from, Confidential Information, except that Receiving Party may retain one (1) copy for monitoring ongoing obligations hereunder. Any material or media not subject to return must be destroyed. The Receiving Party shall not disclose to third parties any Confidential Information or any reports, recommendations, conclusions or other results of work under this Agreement without prior consent of an officer of the Disclosing Party. The obligations set forth in this Section 6, including the obligations of confidentiality and non-use shall be continuing and shall survive the expiration or termination of this Agreement and the Project Order and will continue for a period of three (3) years from the date of such expiration or termination.

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(d)    The obligations of confidentiality and non-use set forth herein shall not apply to the following: (i) Confidential Information at or after such time that it is or becomes publicly available through no fault of the Receiving Party; (ii) Confidential Information that is already independently known to the Receiving Party as shown by prior written records; (iii) Confidential Information at or after such time that it is disclosed to the Receiving Party by a third party with the legal right to do so; and (iv) solely with respect to the specific relevant process, order or request, Confidential Information required to be disclosed pursuant to judicial process, court order or administrative request, provided that the Receiving Party shall so notify the Disclosing Party sufficiently prior to disclosing such Confidential Information as to permit the Disclosing Party to seek a protective order.
(e)    Notwithstanding the foregoing, subject to the terms set forth in Section (f) below, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent such disclosure is required in the following situations:
(i)     prosecuting or defending litigation;
(ii)     complying with applicable laws and regulations;
(iii)     disclosure to its Affiliates, employees, agents, and independent contractors, strictly on a need-to-know basis; and
(iv)     disclosure of the material terms of this Agreement and the Parties' activities hereunder or under any Project Order to any bona fide potential or actual investor, investment banker, acquirer, merger partner, or other potential or actual strategic or financial partner, but excluding any entity which is at the time of such disclosure a direct competitor of CSO.
(f)    In the event the Receiving Party desires to disclose Confidential Information pursuant to Section 6(e), the following conditions shall apply:
(i)    In the event the proposed disclosure is pursuant to either Section 6(e)(i) or (ii), the Receiving Party shall provide the Disclosing Party with prompt written notice that it intends to make such disclosure in order that the Disclosing Party may take any appropriate steps either deems necessary to prevent or limit the extent of such disclosure.
(ii)    In the event the proposed disclosure is pursuant to Section 6(e)(iii), the Receiving Party shall ensure that each disclosee is bound by written obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Section 6 prior to any such disclosure.
(iii)    In the event the proposed disclosure is pursuant to Section 6(e)(iv), the Receiving Party shall ensure that each disclosee is bound by written obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Section 6 prior to any such disclosure.

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7.    Restrictions on Solicitation
(a)    Except as may otherwise be provided for in a Project Order, neither Party may solicit the employees of the other Party to become employees of the other Party during the Term of this Agreement and any Project Order and for a one (1) year period following the termination of both this Agreement and any Project Order. The provisions of this Section 7 shall not apply with respect to either Party's employees who seek employment from the other Party on their own initiative, such as, but not limited to, in response to a Party's general vacancy announcement or advertisement.

(b)    Client agrees during the Term of this Agreement and for one (1) year thereafter not: (i) to provide any contact information (including name, address, phone number or e-mail address) of any Ventiv Employee to any third party which provides or proposes to provide Client with the same services being provided by Ventiv pursuant to a Project Order, or (ii) to assist actively in any other way such a third party in employing or retaining such Ventiv Employee.

8.	Indemnification

(a)    Ventiv shall indemnify and hold Client, its officers, directors, agents and employees harmless from and defend them against any and all third party liabilities, losses, proceedings, suits, actions, damages, claims or expenses of any kind, including court costs and reasonable attorneys' fees (collectively, “Losses”) which are caused by: (i) any negligent or willful acts or omissions by Ventiv, its agents, directors, officers, employees, independent contractors or Affiliates and (ii) any material breach of this Agreement or any Project Order by Ventiv, its agents, directors, officers, employees, independent contractors or Affiliates.

(b)     Client shall indemnify and hold Ventiv, its officers, directors, agents, and employees harmless from and defend against any and all Losses which are caused by: (i) any negligent or willful acts or omissions by Client, its agents, directors, officers or employees, (ii) any material breach of this Agreement or any Project Order by Client, its agents, directors, officers or employees, and (iii) any product liability claim relating to any Client product, whether arising out of warranty, negligence, strict liability (including manufacturing, design, warning or instruction claims) or any other product based statutory claim.
(c)     In case any action, proceeding or claim shall be brought against one of the parties hereto (an "Indemnified Party") based upon any of the above Claims and in respect of which indemnity may be sought against the other party hereto (the "Indemnifying Party") such Indemnified Party shall promptly notify the Indemnifying Party in writing. The failure by an Indemnified Party to notify the Indemnifying Party of such Claim shall not relieve the Indemnifying Party of responsibility under this Section, except to the extent such failure adversely prejudices the ability of the Indemnifying Party to defend such claim. The Indemnifying Party at its expense, with counsel of its own choice, shall defend against, negotiate, settle or otherwise deal with any such claim, provided that the Indemnifying Party shall not enter into any settlement or compromise of any claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party without the Indemnified Party's

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prior written consent. The Indemnified Party may participate in the defense of any claim with counsel of its own choice and at its own expense. The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such claims. In the event that the Indemnifying Party does not undertake the defense, compromise or settlement of any claim, the Indemnified Party shall have the right to control the defense or settlement of such claim with counsel of its choosing.

(d)    Client shall reimburse Ventiv for all reasonable actual out-of-pocket expenses incurred by Ventiv in connection with responses to subpoenas and other similar legal orders issued to Ventiv in respect to Client's product or the Services performed under this Agreement and the applicable Project Order. However, Client shall have no obligation to reimburse Ventiv for any such expenses (and to the extent paid by Client to Ventiv, shall be repaid by Ventiv to Client) arising out of, in connection with or otherwise relating to actions or omissions of Ventiv or its employees, officers, directors and/or affiliates that violate this Agreement or Applicable Law.

9.    Limitation of Liability
Neither Party shall be liable to the other Party with respect to any subject matter of this Agreement or any Project Order under any contract, tort, negligence, strict liability, breach of warranty (express or implied) or other theory for any indirect, incidental, special, exemplary, punitive, exemplary or consequential damages, nor for any loss of revenues or loss of profits, even if advised of the possibility of such damages. For clarification, this limitation shall not apply to the parties indemnification obligations set forth in Section 8 above.

10.	Intellectual Property; Ownership

(a)    Except as set forth in Sections 10(b) below, all documents, materials, reports and deliverables provided by Ventiv to Client pursuant hereto whether or not patentable, copyrightable, or susceptible to any other form of legal protection which are made, conceived, reduced to practice or authored by Ventiv, or Ventiv's employees, representatives, Affiliates or agents (if any) as a result of the performance of Services, or which are derived from use or possession of Client's Confidential Information (collectively, the “Deliverables”) shall be the sole and exclusive property of Client. Each Deliverable constituting an original work shall be considered a work made for hire under applicable copyright laws. Subject to Section 10(b) below, Ventiv hereby assigns and agrees to assign to Client all right, title and interest in all worldwide intellectual property rights in the Deliverables, including without limitation, patents, copyrights, and trade secrets.

(b)    Notwithstanding anything to the contrary set forth herein, to the extent any Deliverable or work made for hire include Ventiv's concepts, ideas, models, know-how, software, methodologies, technology, techniques, procedures, management tools, workshops, manuals, macros, data files, inventions, and other intellectual capital and property that Ventiv has developed, created or acquired prior to, in the course of, or independent of performing Services under this Agreement (the “Ventiv Materials”), Ventiv shall retain exclusive ownership

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in such Ventiv Materials. Ventiv hereby grants Client a non-exclusive, non-transferable, royalty-free right and license, for it to use the Ventiv Materials solely in connection with its use of the Deliverables created by Ventiv in connection with the Services.

11.	Term

The Agreement shall be in effect as of the Effective Date and shall remain in effect until
December 31, 2013 (the “Term”). The Agreement shall auto-renew for one (1) year periods unless Client gives Ventiv written notice of non-renewal at least three (3) months prior to the termination date. No Project Order shall continue beyond the termination date of this Agreement. The original Term plus any one-year renewal periods shall collectively be known as the “Term.”

12.    Termination

(a) This Agreement and any Project Order may be terminated by Ventiv or Client upon giving written notice as follows:

(i)    by Ventiv, if any undisputed payment to Ventiv by Client is not made when due and such payment is not made within thirty (30) days from the date of written notice from Ventiv to Client of such nonpayment;
(ii)    by either Party, in the event that the other Party has committed a material breach of this Agreement and such breach has not been cured within thirty (30) days of receipt of written notice from the non-breaching Party of such breach (provided that, during the thirty (30) day cure period for termination due to breach, each Party will continue to perform its obligations under the Agreement);
(iii)    by either Party, in the event the other Party is either debarred from federal contracting or is a “Sanctioned Entity”. For purposes hereof, a Sanctioned Entity is an entity that:
(A)    Is currently under indictment or prosecution for, or has been convicted (as defined in 42 C.F.R. § 1001.2) of: (1) any offense related to the delivery of an item or service under the Medicare or Medicaid programs or any program funded under Title V or Title XX of the Social Security Act (the Maternal and Child Health Services Program or the Block grants to States for Social Services programs, respectively), (2) a criminal offense relating to neglect or abuse of patients in connection with the delivery of a health care item or service, (3) fraud, theft, embezzlement, or other financial misconduct in connection with the delivery of a health care item or service, (4) obstructing an investigation of any crime referred to in (1) through (3) above, or (5) unlawful manufacture, distribution, prescription, or dispensing of a controlled substance; or
(B)    Has been required to pay any civil monetary penalty regarding

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false, fraudulent, or impermissible claims under, or payments to induce a reduction or limitation of health care services to beneficiaries of, any state or federal health care program; or
(C)    Has been excluded from participation in the Medicare, Medicaid, or Maternal and Child Health Services (Title V) program, or any program funded under the Block Grants to States for Social Services (Title II) program;
(iv)    by either Party, in the event that the other Party has become insolvent or has been dissolved or liquidated, filed or has filed against it, a petition in bankruptcy and such petition is not dismissed within thirty (30) days of the filing, makes a general assignment for the benefit of creditors; or has a receiver appointed for a substantial portion of its assets; or
(v)    By Client, without cause, with at least thirty (30) days prior written notice.
(b)     Upon the effective date of such termination, the parties shall have no further obligation to each other (other than those set forth in Sections 6, 7, 8, 9, 10 and 13), except that Client shall pay the amounts set forth or provided for in any Project Order through the actual date of termination.
13.    Venue and Jurisdiction

This Agreement shall be construed according to the laws of the State of Delaware (without reference to any principles regarding conflicts of law).
14.    Miscellaneous
(a)Each Party undertakes to maintain appropriate insurance or self-insurance in commercially reasonable amounts with financially capable carriers, including in the case of Client, product liability insurance. The insurance requirements can be satisfied through a combination of primary and excess policies. Each Party shall name the other Party as an additional insured on all liability insurance coverage. In addition, upon written request, each Party will provide the other with evidence of coverage complying with this Section. Ventiv will provide Client with a certificate of insurance annually on the anniversary of the Effective Date and “Amylin Pharmaceuticals, Inc.” shall be listed as the certificate holder.
(b)Neither Ventiv nor Client may assign or transfer this Agreement or any Project Order or any of its rights, duties or obligations hereunder without the other Party's prior written consent; provided, however, that either Ventiv or Client may assign or transfer its rights, duties and obligations as part of an acquisition or purchase of Ventiv or Client, without the prior written consent of the other Party when: (i) such assignment is to a successor-in-interest to all or substantially all of the ownerships interest or business assets of such Party whether in a merger, sale of stock, sale of assets or other similar transaction; and (ii) the successor is a financially capable business entity (as determined in good faith, or where available, by means of publicly reported financials). Any permitted successor or assignee of this Agreement and the rights and/or obligations hereunder, will in writing (satisfactory in form and substance) to the other Party and will expressly assume this Agreement and any existing Project Order and the rights

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and obligations hereunder. If such a writing is not received, any proposed assignment or transfer need not be recognized and shall be null and void.
(c)This Agreement supersedes all prior arrangements and understandings between Parties related to the subject matter hereof.
(d)Noncompliance with the obligations of this Agreement due to a state of force majeure, the laws or regulations of any government, regulatory or judicial authority, war, civil commotion, destruction of facilities and materials, fire, flood, earthquake or storm, shortage of materials, failure of public utilities or common carriers, and any other similar causes beyond the reasonable control of the applicable Party, shall not constitute a breach of contract.
(e)If any provision of this Agreement is finally declared or found to be illegal or unenforceable by a court of competent jurisdiction, both Parties shall be relieved of all obligations arising under such provision, but, if capable of performance, the remainder of this Agreement shall not be affected by such declaration or finding.
(f)This Agreement, together with each applicable Project Order (including any attachments or exhibits hereunder or thereunder), contains all of the terms and conditions of the agreement between the Parties and constitutes the complete understanding of the Parties with respect thereto. No modification, extension or release from any provision hereof shall be affected by mutual agreement, acknowledgment, acceptance of contract documents, or otherwise, unless the same shall be in writing signed by the other Party and specifically described as an amendment or extension of this Agreement.
(g)The form and content of any public announcement to be made by one Party regarding this Agreement, or the subject matter contained herein, shall be subject to the prior written consent of the other Party (which consent may not be unreasonably withheld), except as may be required by applicable law, in which event the other Party shall endeavor to give the other Party reasonable advance notice and review of any such disclosure. Notwithstanding the above, either Party may, in connection with its general marketing materials and without the consent of the other Party, list the name of the other Party in a non-descriptive fashion, in a list of the names of other similarly situated third parties that such Party does business with.
(h)This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.
(i)Any notices required or permitted under this Agreement shall be by electronic mail, facsimile, overnight carrier or first class, certified mail to:

To Client: Address: Amylin Pharmaceuticals, Inc.	To Ventiv Address: Ventiv Commercial Services, LLC

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9360 Towne Centre Drive San Diego, CA 92121	500 Atrium Drive Somerset, NJ 08873
Attention: Vince Mihalik, SVP and Chief Commercial Officer Fax: 858-822-7080	Attention:Paul Mignon, President, Selling Solutions Fax: 732-537-4912
Copy To: General Counsel Amylin Pharmaceuticals, Inc. 9360 Towne Centre Drive San Diego, CA 92121 Fax: 858-552-1936	Copy To: General Counsel, Commercial inVentiv Health, Inc. 500 Atrium Dr. Somerset, NJ 08873 Fax 732-584-0923

or to such other address or to such other person as may be designated by written notice given from time to time during the Term of this Agreement by one Party to the other.
(j)    Each of the Parties shall do, execute and perform and shall procure to be done and perform all such further acts deeds documents and things as the other Party may reasonably require from time to time to give full effect to the terms of this Agreement.

(k)    Except as otherwise expressly provided in this Agreement, each Party shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated by this Agreement or each Project Order.

WHEREFORE, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of February 1, 2012.

Amylin Pharmaceuticals, Inc.	Ventiv Commercial Services, LLC

By :    /s/ Vincent P. Mihalik                By :    /s/ Michael P. Ryan

Name :    Vincent P. Mihalik                Name :    Michael P. Ryan

Title :    Chief Commericial Officer            Title :    CFO

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***Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4)
Exhibit 10.1
PROJECT ORDER
(DETAILING)

This Project Agreement made as of February 6, 2012 and effective as of November 7, 2011 (the “Effective Date”) by and between VENTIV COMMERCIAL SERVICES, LLC, a New Jersey limited liability company with offices at 500 Atrium Drive, Somerset, New Jersey 08873 (“inVentiv”) and AMYLIN PHARMACEUTICALS, INC., a Delaware company with offices at 9360 Towne Centre Drive, San Diego, CA 92121 (“Client”). inVentiv and Client may each be referred to herein as a “Party” and collectively, the “Parties”.

RECITALS

A.    Client and inVentiv have entered into a Master Service Agreement dated as of February 1, 2012 and effective as of November 7, 2011 (the “MSA”).

B.    Client and inVentiv desire to enter into this Project Order pursuant to which inVentiv shall provide a field force of inVentiv sales representatives to provide detailing services as set forth more fully in Exhibit A attached hereto.

1.	Interpretation and Construction

(a)    The Parties confirm that the MSA shall govern the relationship between the Parties. Unless otherwise specifically set forth herein, in the event of a conflict or inconsistency between the terms and conditions set forth in the MSA and the terms and conditions set forth in this Project Order, the terms and conditions set forth in the MSA shall take precedence, govern and control.

(b)    The Parties hereby acknowledge that the terms set forth in the MSA are incorporated herein by reference, as if fully set forth at length therein.

(c)    Capitalized terms not defined in this Project Order shall have the meaning assigned to them in the MSA.

2.    Services

A detailed description of the services (the “Services”) are set forth on Exhibit A attached hereto and made a part hereof.
3.    Term

This Project Order shall be in effect as of the Effective Date (as defined above) and shall remain in effect until the termination of the MSA. The period from the Hire Date (as defined in Exhibit A) until February 5, 2013 shall be referred to herein as “Year One” and the period from February 6, 2013 until December 31, 2013 shall be referred to herein as “Year Two”.

4.    Termination

(a)    Either Party may terminate this Project Order in accordance with Section 12 of the MSA.

(b)    Client may terminate this Project Order without cause by providing inVentiv with at least sixty (60) days prior written notice. Should Client terminate pursuant to this Section 4(b) before the first anniversary of the Deployment Date (as defined in Exhibit A), Client shall pay inVentiv early termination fees set forth in Exhibit B. In the event of such termination, and so long as all appropriate close out activities are properly completed, inVentiv may remove some of the Project Team from the provision of the Services during the 60 day notice period.

(c)    Client may, upon [***]([***]) days written notice, terminate this Project Order if (i) Client's Product, Bydureon, is not approved by the federal Food and Drug Administration (FDA) by January 28, 2012, or (ii) Client's product, Bydureon, is removed from the market during the Term due to safety concerns.

(d)    In the event that this Project Order expires or terminates prior to expiration, or if Client conducts a Conversion pursuant to Section 5 of this Project Order, Client shall (in addition to all other non-cancellable payment obligations under this Project Order) promptly pay (or if paid by inVentiv, promptly reimburse inVentiv) the amount due any lessor or rental agent of the equipment leased or owned by inVentiv and provided exclusively to inVentiv's employees (i.e., laptop computers and fleet automobiles (collectively, the “Equipment”)), for any early termination of the lease or rental agreement. inVentiv shall make a good faith effort to mitigate Client's liability for such amount due by attempting to reassign the Equipment for use in connection with services being provided by inVentiv to a third party; however, inVentiv makes no guaranty with respect to its ability to mitigate such Client liability. In addition, Client may elect to either: (i) in the event the Equipment is owned by inVentiv, transfer the Equipment and pay an amount equal to the net book value (if any) of the Equipment on the books of inVentiv at the time of the transfer event, or in the event the Equipment is subject to a lease or finance lease, the Equipment may be transferred to Client (subject to the last sentence of this Section 4 (c)) and Client shall assume the responsibility for all further payments due (including costs associated with the transfer), or (ii) pay inVentiv the net loss to inVentiv on such Equipment determined by the difference between the net book value of such Equipment and the actual net price received by inVentiv for the disposal of such Equipment, plus any amounts due by inVentiv in connection with the lease or rental termination and costs associated with the disposal of said Equipment. Any proposed transfer of Equipment shall be subject to Client establishing its own relationship and credit with the entity that inVentiv contracted with to lease or rent such Equipment.

5.    Conversion (Selective Hiring and Block Conversion)

(a)    Notwithstanding Section 7 of the MSA, during the Term and after the Deployment Date, Client may solicit, employ or retain one or more inVentiv Sales Representatives performing Services hereunder (a “Selective Hiring”). Client shall give [***] ([***]) days prior written notice to inVentiv of any Selective Hiring. Should there be Selective Hiring by Client, inVentiv will backfill the respective position so as to maintain the previously

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agreed upon number of inVentiv Sales Representatives performing Services hereunder. In the event Client wishes to implement a Selective Hiring during the Term (as defined in the MSA), Client shall pay inVentiv $[***] recruitment fee for each replacement/backfill inVentiv Sales Representative.

(b)    Notwithstanding Section 7 of the MSA, Client may solicit, employ or retain one or more inVentiv Sales Representatives performing Services hereunder and inVentiv shall not backfill the respective position (a “Block Conversion”) provided that: (i) such hiring may not occur prior to the first anniversary of the Deployment Date and (ii) Client provides at least [***] ([***]) days prior written notice to inVentiv of any Block Conversion. In the event Client wishes to implement a Block Conversion, Client shall pay inVentiv a Conversion fee based upon the date of the actual Block Conversion, in accordance with the following:

	Year One	First 6 months of Year Two	Second 6 months of Year Two	After Year Two
inVentiv Sales Representative Conversion Fee	No conversion permitted	$[***]	$[***]	$[***]

(c)    Client understands and agrees that inVentiv cannot guarantee that any Sales Representative will agree to participate in a Selective Hiring or Block Conversion.

(d)    In the event Client implements a Selective Hiring or Block Conversion, the Parties agree that any and all inVentiv proprietary training materials made available to the inVentiv Sales Representatives will be immediately returned to inVentiv, it being understood and agreed that the inVentiv proprietary training modules constitutes valuable and proprietary information of inVentiv and is subject to the confidentiality obligations set forth in Section 6 of the MSA. Within five (5) days of implementing a Selective Hiring or Block Conversion, Client shall return to inVentiv any originals and copies of the inVentiv proprietary training modules which had been in possession of the converted inVentiv Sales Representatives.

(e)    In the event of a Block Conversion, the parties will discuss in good faith the effects of such on any applicable performance metrics.

6.    Staffing

Other than due to a Selective Hiring or Block Conversion, inVentiv shall provide a [***] to Client. inVentiv agrees to fill such vacancies on an average of [***] ([***) business days. [***] If inVentiv fails to backfill a vacancy within [***] ([***]) business days, Client will be credited [***] dollars ($[***]), the average day's cost for a sales representative, for every working day thereafter until the vacancy is filled.

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7.    Fees

Set forth on Exhibit B are the costs and fees to be paid by Client to inVentiv for the performance of the Services.
WHEREFORE, the parties hereto have caused this Project Order to be executed by their duly authorized representatives as of February 6, 2012.

AMYLIN PHARMACEUTICALS, INC.	VENTIV COMMERCIAL SERVICES, LLC

By:/s/ Vincent P. Mihalik                By: /s/ Michael P. Ryan
Name: Vincent P. Mihalik                Name: Michael P. Ryan
Title: Chief Commercial Officer            Title: CFO

EXHIBIT A
THE DETAILING SERVICES

Ventiv will provide Client with a field force that shall consist of three hundred and ninety (390) full-time sales representatives (the “Ventiv Sales Representatives” or “Sales Representatives”), 325 of whom shall be deployed in support of Bydureon and 65 of whom shall be deployed in support of Symlin, who shall detail Client's Products (as defined below) by making Calls pursuant to a Call Plan on Targets. The inVentiv Sales Representatives shall be managed by thirty-six (36) Associate Directors (30 for Bydureon and 6 for Symlin), one National Business Director (with support from an on-site Project Liaison on-site at Client, and at no cost to Client, and appropriate project management support (collectively, the “Management Team” and the Management Team with the inVentiv Sales Representatives, the “Project Team”), all of whom shall be inVentiv employees.

In connection with the promotion of Client's Product, inVentiv shall provide the Client with following services set forth in this Exhibit A (collectively, the “Services”).

I.    DEFINITIONS

(a)    “Call” means the activity undertaken by an inVentiv Sales Representative to detail the Products, further described as a face-to-face presentation by an inVentiv Sales Representative to a Target and will include providing the Target with Product Literature and Product samples (as directed by Client). Sampling of the Product by inVentiv Sales Representatives shall be conducted in accordance with Appendix 2 attached hereto.

(b)    “Call Plan” means a plan designed and maintained by Client which is intended to enhance the efficiency and effectiveness of the inVentiv Sales Representatives in making Calls.

(c)    “Hire Date” means the date of the hiring of the majority of the Sales Representatives. Unless otherwise agreed by the parties, the Hire Date shall be on or about February 6, 2012.

(d)    “Deployment Date” means the date of the first calls by inVentiv Sales Representatives. Unless otherwise agreed by the parties, the Deployment Date shall be on or about February 27, 2012.

(e)    “Product” or “Products” means Bydureon, Byetta and Symlin.

(f)    “Product Literature” shall mean promotional, informative and other written information (including but not limited to Product inserts) concerning the Product. All Product Literature shall be prepared and provided by Client. The inVentiv Sales Representatives shall utilize the Product Literature when making Calls.

(g)    “Reports” means those periodic reports set forth on Appendix 1 attached hereto which shall be provided by inVentiv to Client.

(h)    “Targets” means the licensed practitioners who are identified by Client as potential prescription writers and/or customers for the Product as provided by Client to inVentiv.
II.    HIRE STATUS, TRAINING AND MEETINGS

(a)    Ventiv will recruit and hire three hundred and ninety (390) full-time inVentiv Sales Representatives and provide them with salary, benefits, fleet automobiles and laptop computers (including sales force automation software), and possible bonus. inVentiv shall further recruit and hire thirty-six (36) Associate Directors and shall provide them with target salary, benefits, fleet automobiles and laptop computers (including sales force automation software), and possible bonus. inVentiv shall also recruit and hire one National Business Director, one Project Liaison (on-site at Client and at no cost to Client) and appropriate project management support and shall provide them with target salary, benefits, fleet automobiles and laptop computers (including sales force automation software), and possible bonus.

(b)    Training - The training responsibilities of the Parties are as follows:

(i)     inVentiv shall be responsible for training members of the Project Team concerning: inVentiv human resource policies, procedures and administration and other applicable inVentiv internal human resource and general compliance policies and procedures.

(ii)    Client shall be responsible for training members of the Project Team concerning selling skills, all Product specific information including Product complaint handling procedures, applicable specific Client health care compliance policies and Client customer service policies and procedures, orientation to Client's business, compliance with Applicable Law, and adverse event reporting policies and procedures. The Parties agree to work together to mutually determine if, when, and at what cost additional training shall be provided to members of the Project Team.

(c)    All expenses associated with POA meetings and national training meetings shall be paid for by Client as a pass-through expense or direct billed to Client.

III.    PERFORMANCE

(a)    If Client believes in good faith that the performance of any inVentiv Sales Representative is unsatisfactory or is not in compliance with the provisions of this Project Order, Client shall notify inVentiv and inVentiv shall promptly address the performance or conduct of such person in accordance with its internal human resource policies. In the event that Client determines in good faith that an inVentiv Sales Representative has violated any Applicable Law, regulation or policy, Client shall notify inVentiv. inVentiv shall promptly address the issue and take reasonable and appropriate action (including but not limited to termination of such employee). No such action shall be contrary to inVentiv's internal human resource policies and procedures. If any inVentiv Project Team member becomes debarred or violates Client's compliance requirements, inVentiv shall exclude such inVentiv Project Team member from continued performance of Services under this Project Order.

(b)    Client, at its own expense, shall have the right at all reasonable times during normal business hours and upon at least thirty (30) days advance notice, to audit, examine and make copies of or extracts from the books of account and records maintained by inVentiv with respect to the billing of Client by inVentiv and the performance of the Services provided to ensure compliance with this Agreement, Client's policies and procedures, and applicable laws and regulations. Client shall be permitted to conduct such audits with its own internal resources or with a third party accounting/auditing firm, solely at Client's election. inVentiv will retain all supporting documentation under this Agreement for a period of three (3) years following the termination of this Agreement. Additionally, upon at least three (3) days advance notice to inVentiv, Client may perform in-person audits (i.e., “ride-alongs”) with inVentiv Sales Representatives, as deemed necessary by Client. inVentiv will provide the Sales Representatives with twenty-four (24) hour notice of such an in-person audit.

IV    CALLS AND TARGETS

The inVentiv Sales Representatives shall provide Product Literature and Product samples when making Calls as directed by Client. Client is solely responsible for the content, production and distribution (to the inVentiv Sales Representatives) of the Product Literature and Product samples in compliance with Applicable Law. Each inVentiv Sales Representative shall record information concerning each Call, including but not limited to distribution of Product Literature and Product samples, and concerning the profile of each individual Target (or other physician called upon) on whom the inVentiv Sales Representative calls.

V.	INCENTIVE COMPENSATION PLAN FOR inVENTIV SALES REPRESENTATIVES

(a)    Client shall design, program, implement and maintain an incentive compensation plan (the “IC Plan”) for Client's Sales Representatives. Client will share that IC Plan with inVentiv. inVentiv shall implement and maintain an IC Plan for its Sales Representatives and Associate Directors. Client shall approve the total potential payout amount under the inVentiv IC Plan and shall provide inVentiv with the necessary data to determine payouts under such IC Plan.

(b)    At least [***] ([***]) days prior to the expected payment under the inVentiv IC plan, inVentiv shall invoice Client for the estimated amount of the expected payment (the “IC Pre-bill”). No payments will be made to the Project Team until the IC Pre-bill has been paid by Client. The actual IC Plan payment shall be reconciled against the IC Pre-bill for such payment and an appropriate credit or debit shall be added to the next regular invoice.
VI.    THE PRODUCT

The Products shall be promoted by inVentiv under trademarks owned by or licensed to Client and are Products which Client has all lawful authority necessary to market and sell in all geographic areas where the Product is to be promoted under this Project Order. This Project Order does not constitute a grant to inVentiv of any property right or interest in the Products or the trademarks owned by or licensed to Client. inVentiv recognizes the validity of and the title of Client to all its owned or licensed trademarks, trade names and trade dress in any country in

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connection with the Products, whether registered or not. Client represents to inVentiv that neither those trademarks, trade names and trade dress nor the promotion of the Products by inVentiv infringes on any intellectual property right of any other person or entity.

VII.    CLIENT RESPONSIBILITIES

Client, or Client through its vendors, is responsible for:

(i)     Identification and validation of Targets in each territory,

(ii)     Establishment and maintenance of the Call Plan for use by the inVentiv Sales Representatives in providing the Services,

(iii)     Production and distribution of all Product Literature and Product samples in compliance with Applicable Law,

(iv)    Reviewing and approving all Product Literature and ensuring all such materials comply with Applicable Law,

(v)    Timely responding to any inquiry concerning the Product from any Target,

(vi)    Informing inVentiv promptly of any changes to the Product Literature which Client or FDA believes are necessary or appropriate in order to be in compliance with all Applicable Law, and

(vii)    Obtaining third party data and other data necessary for calculating bonus payments pursuant to the agreed upon bonus plan.

(viii)    Provide all equipment required for proper sample handling and storage.

VIII.    Background Checks

inVentiv shall be responsible for performing drug testing and background checks of all Sales Representative candidates. inVentiv represents and warrants that it will complete or cause to be completed a thorough background check of all Sales Representative candidates. This will include the following: Criminal Check, Social Security Check, Drug Screen, Motor Vehicle Record Check, Education Check, and Past Employer Check. inVentiv further represents and warrants that it will perform or cause to be performed background checks to confirm that no Sales Representative:

(a)    is an excluded person on the Office of Inspector General's List of Excluded Individuals/Entities and is not on the General Services Administration Excluded Parties List (as of the date the background check is performed);

(b)    is, so far as it is aware, an unfit or an improper individual for the performance of the Services;

(c)    is, so far as it is aware, engaged in any fraudulent or unlawful activity, or other inappropriate conduct as measured by the other requirements of this Project Order.

inVentiv shall institute prompt corrective or disciplinary action against any inVentiv Sales Representative who fails to meet the requirements set forth in this Exhibit A. inVentiv further agrees to cooperate and comply with all investigations by or on behalf of Client with respect to wrongdoing, or alleged or suspected wrongdoing, in respect of any obligations of inVentiv or any inVentiv Sales Representative under this Project Order.
IX.    CALL REPORTING

Should Client request any reports from inVentiv, inVentiv and Client shall negotiate and agree upon fees for such reports.

X.    REPRESENTATIONS AND UNDERTAKINGS

(a)    inVentiv represents that:

(i)    it, as well as the inVentiv Sales Representatives, shall perform the Services in a professional, workmanlike manner consistent with industry standards and in conformance with that level of care and skill ordinarily exercised by other competent professional contract service organizations in similar circumstances and in accordance with those specifications and timelines which inVentiv and Client agree to (in writing) and which are not otherwise set forth herein or in the MSA. inVentiv shall ensure that its employees or agents complete the Services in a timely manner and in accordance with the terms of this Project Order;

    (ii)    the inVentiv Sales Representatives shall not add, delete or modify claims of efficacy or safety of the Products, nor make any changes (including but not limited to, underlining or otherwise highlighting any language or adding any notes thereto) in the Product Literature. inVentiv shall only use and shall permit the inVentiv Sales Representatives to only use the Product Literature provided by Client. inVentiv and the inVentiv Sales Representatives shall not develop, create, or use any other promotional material or literature or alter Product Literature provided by Client. inVentiv shall immediately cease the use of any Product Literature when instructed to do so (in writing) by Client. inVentiv shall use the Product Literature only for the purposes set forth in this Project Order;

(iii)    it shall not, and shall ensure that all Sales Representatives shall not, directly or indirectly, pay, offer or authorize payment of anything of value (either in the form of compensation, gift, contribution or otherwise) to any person or entity in a position to order or purchase the Products contrary to any law;

(iv)    it shall not, and shall ensure that all Sales Representatives shall not, directly or indirectly, make any representations or warranties relating to the Products that conflict or are inconsistent with FDA approved labeling for the Products;

(v)    it shall ensure that each Sales Representative shall promote, market and sell the Products in accordance with all Applicable Laws; and

(vi)    it shall ensure that all Project Team members sign the inVentiv Employment Agreement, attached hereto as Appendix 3, within five (5) business days of acceptance of inVentiv's offer of employment.

(b)    Client represents that:

(i)    it recognizes that for inVentiv to comply with its obligations hereunder, inVentiv shall need the good faith cooperation of Client to provide inVentiv with the necessary materials and assistance required to enable inVentiv to perform the Services;

(ii)    the Services being provided by inVentiv are in furtherance of Client's program of marketing and promoting the Products and as such, Client is responsible for ensuring, that the Client's program being implemented by inVentiv pursuant to the terms hereof (but not the implementation thereof by inVentiv), is in compliance with Applicable Law;

(iii)    it shall ensure that none of its employees add, delete or modify claims of efficacy or safety of the Products, nor makes any changes (including but not limited to, underlining or otherwise highlighting any language or adding any notes thereto) in the Product Literature, during the training on the Products or during any communications with inVentiv employees unless such training materials approved by Client contain such highlighting;

(iv)    it shall ensure that none of its employees working with the Project Team or in connection with the Services, directly or indirectly instructs any inVentiv employee to pay, offer or authorize payment of anything of value (either in the form of compensation, gift, contribution or otherwise) to any person or entity in a position to order, recommend or purchase the Products contrary to any law;

(v)    neither it nor any of its employees directly or indirectly instruct any inVentiv employee to make any representations or warranties relating to the Products that conflict, or are inconsistent with any Applicable Law or FDA approved labeling for the Products; and

(vi)    it shall ensure that Clients' Product Literature complies with all Applicable Law; and

(vii)    it shall inform inVentiv promptly of any changes which Client believes are necessary or appropriate in the Product Literature or information concerning the Products in order to be in compliance with all Applicable Law.

EXHIBIT B
COMPENSATION - FIXED FEES, PASS-THROUGH COSTS AND BILLING TERMS

I.    FIXED FEES
[***]

II.    PASS-THROUGH COSTS
[***]

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III.    PERFORMANCE METRICS

[*** ]

IV.    EARLY TERMINATION FEE

[***]

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V.    INVOICES; BILLING TERMS

[***]

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APPENDIX 1
2012 PERFORMANCE METRICS

[***]

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APPENDIX 2
SAMPLING OF PRODUCTS TO TARGETS

General
inVentiv shall cause the inVentiv Sales Representatives to distribute samples of Products to [***] as part of the detailing activity of the inVentiv Sales Representatives, under a sampling program (the “Sampling Program”) in accordance with the terms of the Agreement. Any Sampling Program will be reviewed with and approved (in writing) by Client prior to implementation it being understood that any Sampling Program shall be Client's program and shall comply in all respect with all Laws. The program shall be implemented by inVentiv and inVentiv Sales Representatives in a manner that complies in all respects with all Laws. The Parties agree that Product samples shall not be considered an item of value.
In connection with the foregoing, Client expressly authorizes inVentiv to distribute the Product samples during the Term (or any Additional Term) of this Agreement.
If the Sampling Program to which this Exhibit is attached provides for the distribution of samples by Client directly to the inVentiv Sales Representatives, Client shall be responsible for [***]. Client shall nonetheless [***] of the Products. Furthermore, Client shall at all times [***] of the Products.
Responsibility for Sample Distribution and Storage
inVentiv Sales Representatives shall be accountable for samples received by inVentiv Sales Representatives (including any storage of samples by individual inVentiv Sales Representatives).
[***]
Sample Accountability Records
inVentiv shall utilize Client's security and audit program managed by Client's vendor, [***], that includes allowance for [***] consistent with the PDMA and applicable regulations of the federal Food and Drug Administration (“FDA”).
Written Accountability Policies
inVentiv will utilize Client's written policies, provide instruction and testing concerning those policies and (with the cooperation of Client) gather all required information concerning Sample Accountability issues to assure that inVentiv is in compliance with the requirements of

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the regulations of the FDA covering the sampling services (if any) provided by inVentiv. Those written policies and procedures will address: [***]. Those written policies and procedures shall be provided to and accepted in writing by inVentiv. Client shall provide inVentiv with a written copy of Client's written policies and procedures.
Audit Services
inVentiv will utilize Client's audit procedures, random selection audits, operational guidelines, proposed timelines and checklists to allow testing and demonstration of PDMA compliance. These procedures will include [***]. The on-site inventory of the samples in the possession of an inVentiv Sales Representative and related interview of that inVentiv Sales Representative (with accompanying reconciliation services and report) shall constitute a “physical audit.” A physical audit, as requested by Client, shall be conducted with respect to inVentiv Sales Representatives with appropriate subsequent reconciliation of samples provided to that inVentiv Sales Representative. In addition to any other physical audits, performed by either Client or inVentiv, required by the PDMA and/or regulations thereunder and/or by the applicable written policies and procedures for the sample accountability program, a physical audit shall be conducted on each inVentiv Sales Representative upon termination of employment by Client's vendor, [***]. Random signature audits will be performed by Client's vendor, [***], and the results reported to Client. Client will share such results with inVentiv.
Shipment of Samples
If Client is shipping samples directly to the inVentiv Sales Representatives, Client shall be responsible for those shipments, including using appropriate delivery verification system and confirmation documentation. Under any Sampling Program, Client shall provide inVentiv with a written description of that delivery verification system and copies of the conformation documentation forms. Client shall provide inVentiv with all PDMA-related information concerning shipped samples as required by FDA regulations, i.e., including lot numbers. This information may be delivered either electronically or on paper but in either case within 24 hours of the shipment of the samples. Client shall also provide all information reasonably necessary to allow inVentiv to verify the receipt of shipped samples.
inVentiv will ensure they receive a copy of all documents confirming shipments of samples to the Sales Representatives, whether by inVentiv, a warehouse or Client. inVentiv will, in all cases, reconcile the receipt of samples by each inVentiv Sales Representative with the samples shipped to that Sales Representative, based upon the shipping records provided to it and acknowledged of delivery provided by the Sales Representatives. All discrepancies between the sample shipping records (whether by inVentiv, warehouse or Client and the acknowledgment of delivery by the Sales Representatives shall be identified by inVentiv and reported to Client within [***] of discovery. All loss of samples or potential loss of samples shall be investigated by

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[***]. To the extent either party uses a third party vendor to provide any shipping and/or delivery verification services, that party shall insure that the third party vendor is compliant with all applicable federal and state laws, including the PDMA and the regulations of the FDA.
Returns
Client shall be responsible for confirming all returns of samples by inVentiv or the inVentiv Sales Representatives. Client will provide inVentiv with written confirmation of sample returns promptly after receipt by Client of the returned sample. The Parties recognize that inVentiv will reconcile sample data and account for samples based (in part) on the return confirmations provided by Client. Client shall not remove, destroy or otherwise impair the availability of the returned samples until either inVentiv confirms the return of samples in the quantities reported by the inVentiv Sales Representative or, if inVentiv has not begun such confirmation after the passage of [***] days following notice to inVentiv.
Access to Records
inVentiv shall provide Client access in [***] hours.
Notification of Client; of FDA
[***].
Recalls
inVentiv shall maintain such traceability records at the product code level on samples of the Products as may be necessary to permit a recall or field correction of the Product. The decision to conduct and the right to control a recall shall be solely Clients. inVentiv shall cooperate fully with Client in connection with any recall efforts affecting the Products.
Accountability Training
The Parties recognize that a Sampling Program will require incremental training in sample accountability. inVentiv, with the assistance of Client, will provide, as part of the training, all inVentiv Sales Representatives with training which addresses sampling matters. inVentiv will consult with Client to assure that the inVentiv Sales Representatives will use detail bags and report forms which are acceptable to Client. Should inVentiv and/or Client determine that follow-on training is necessary in the future, [***] will be responsible for the reasonable costs associated with such follow-on training.

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APPENDIX 3
inVENTIV EMPLOYEE AGREEMENT

I understand that I have been assigned to provide services for Amylin Pharmaceuticals, Inc. (“Amylin”). This agreement is to confirm that although I am being assigned to provide services for Amylin, I will only be an employee of Ventiv Commercial Services, LLC (“inVentiv”), and that I shall not be considered an employee of Amylin for any purpose whatsoever. Specifically, I understand and agree to the following:

1.    I understand and agree that I am employed by inVentiv, and that all of my compensation and benefits as an employee will be received from inVentiv, not from Amylin.

2.    I understand and agree that I will not be considered an employee of Amylin, regardless of any contrary statement, conduct or belief by any Amylin representative.

3.    I understand and agree that I am not eligible to receive any compensation whatsoever from Amylin. Rather, all compensation I receive will be received from my employer, inVentiv.

4.    I understand and agree that I will not be eligible to participate in or to receive any benefits from Amylin's benefit plans or policies, including, but not limited to, Amylin's health and welfare plans, retirement plans, stock option plans, or any other benefit plans maintained by Amylin. I waive and reject all rights to receive, apply for, or participate in any of Amylin's benefit plans or policies.

5.    I understand and agree that because I am not an employee of Amylin, I will not be covered by Amylin's workers' compensation insurance, unemployment insurance or any other statutory plans provided for the benefit of employees of an employer. I understand and agree that in the event I have a work-related injury, such injury should immediately be reported to my employer inVentiv, not to Amylin.

6.    During my employment with inVentiv, I will be exposed to confidential and proprietary information and trade secrets of Amylin (“Confidential Information”). This Confidential Information includes, but is not limited to, Amylin's customer or employee lists, operational procedures, marketing and sales strategies and practices, pricing information, customer and prospect needs and preferences information, and employee training information and practices. I agree that all of Amylin's Confidential Information, whether originals, copies or in electronic media or other form, is the exclusive property of Amylin. Without Amylin's written permission, I will not publish, use, copy, retain possession of or disclose (directly or indirectly) in any way to anyone any Confidential Information. I will not improperly make use of Amylin's Confidential Information, both during my employment with inVentiv and at any time after my employment with inVentiv. Upon completion of any assignment and/or termination of my providing service to Amylin, I will return to Amylin all of its Confidential Information and property.

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7.    I understand and agree that all communication and information systems belonging to Amylin (such as email, internet, intranet, voicemail, fax machines and the like) are for business purposes only, and that I have no right of privacy when using these systems of Amylin. Amylin may access these systems at any time without notice to me. I understand and agree that use of Amylin's communication and information systems in an offensive manner (including sexually explicit words or images, racial epithets or demeaning words or images that may be considered to be offensive to others) is prohibited.

8.        In the event I believe I am being treated improperly or unlawfully by an Amylin employee or representative, or in the event any Amylin employee or representative asks me to engage in behavior which I believe is unlawful, or if I observe an Amylin employee or representative engaging in conduct which I believe is unlawful, I will immediately report such conduct through one of the reporting channels available to me as an employee of inVentiv, such as my supervisor, my supervisor's management, Human Resources or inVentiv's Advice Line

Employee name (Please Print)

Employee signature

Date

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